Contact:                Thomas J. Linneman                                                                                     For immediate release
513-661-0457

Cheviot Financial Corp. Reports Second-Quarter Earnings

CINCINNATI, Ohio – July 31, 2013 – Cheviot Financial Corp. (NASDAQ: CHEV), the parent company of Cheviot Savings Bank, today reported net earnings of $265,000, or $0.04 per share for the quarter ended June 30, 2013, compared to net earnings of $1.2 million, or $0.16 per share for the quarter ended June 30, 2012.  Net earnings for the six months ended June 30, 2013 was $1.1 million, or $0.15 per share, compared to $2.1 million, or $0.28 per share for the six months ended June 30, 2012.

For the three months ended June 30, 2013:

Net earnings for the three months ended June 30, 2013 totaled $265,000, a $943,000 decrease from the $1.2 million earnings reported in the June 2012 period.  The decrease in net earnings reflects a decrease in other income of $637,000, a decrease of $272,000 in net interest income, an increase of $35,000 in the provision for losses on loans and an increase in general, administrative and other expenses of $253,000, which were partially offset by a decrease of $254,000 in the provision for federal income taxes.

Total interest income decreased $612,000, or 11.2%, to $4.9 million for the three months ended June 30, 2013, from the comparable quarter in 2012.   Interest income on loans decreased $643,000, or 14.0%, to $3.9 million during the 2013 quarter from $4.6 million for the 2012 quarter.  This decrease was due primarily to a $32.7 million, or 8.9%, decrease in the average balance of loans outstanding and by a 28 basis point decrease in the average yield on loans to 4.73% for the 2013 quarter from 5.01% for the three months ended June 30, 2012.  Interest income on mortgage-backed securities decreased $9,000, or 18.0%, to $41,000 for the three months ended June 30, 2013, from $50,000 for the comparable 2012 quarter, due primarily to a $2.1 million, or 19.0% decrease in the average balance of securities outstanding, which was partially offset by a 2 basis point increase in the average yield.  Interest income on investment securities increased $33,000, or 4.4%, to $777,000 for the three months ended June 30, 2013, compared to $744,000 for the same quarter in 2012, due primarily to an increase of $18.2 million, or 11.5% in the average balance of investment securities outstanding, which was partially offset by a 12 basis point decrease in the average yield to 1.76% in the 2013 quarter.  Interest income on other interest-earning deposits increased $7,000, or 7.7% to $98,000 for the three months ended June 30, 2013.

Interest expense decreased $340,000, or 23.6% to $1.1 million for the three months ended June 30, 2013, from $1.4 million for the same quarter in 2012.  Interest expense on deposits decreased by $287,000, or 23.8%, to $920,000, from $1.2 million, due primarily to a 21 basis point decrease in the average costs of deposits to 0.76% and a $16.6 million, or 3.3% decrease in the average balance of deposits outstanding.  The decrease in the average cost of deposits is due to the overall changes in the deposit composition and lower market rates for the period.  Interest expense on borrowings decreased by $53,000, or 22.5%, due primarily to a $6.0 million decrease in the average balance outstanding and due to a 5 basis point decrease in the average cost of borrowings.

As a result of the foregoing changes in interest income and interest expense, net interest income decreased by $272,000, or 6.8%, to $3.8 million for the three months ended June 30, 2013, as compared to the same quarter in 2012.  The average interest rate spread decreased to 2.82% for the three months ended June 30, 2013 from 2.90% for the three months ended June 30, 2012.  The net interest margin decreased to 2.86% for the three months ended June 30, 2013 from 2.94% for the three months ended June 30, 2012.

For the three months ended June 30, 2013, the company recorded a provision for losses on loans of $285,000, as compared to $250,000 for the three months ended June 30, 2012.  At June 30, 2013 non-performing loans as a percent of net loans decreased to 2.9% from 3.9% at June 30, 2012.  This decrease is a result of the overall decrease in non-performing loans of $4.4 million from period to period.

Other income decreased $637,000, or 54.0%, to $542,000 for the three months ended June 30, 2013, compared to the same quarter in 2012, due primarily to the absence during the 2013 period of a gain on death benefits from life insurance of $481,000 and the increase in the loss on sale of office premises and equipment of $255,000.  During the quarter ended June 30, 2013, the Company sold the former Franklin Savings headquarters.

General, administrative and other expense increased $253,000, or 7.3%, to $3.7 million for of the three months ended June 30, 2013.  This increase is a result of an increase in employee compensation and benefits of $144,000 and an increase in other operating expense of $61,000.

The provision for federal income taxes decreased $254,000, or 82.7%, for the three months ended June 30, 2013.   The effective tax rate for the three months ended June 30, 2013 was 16.7%.

For the six months ended June 30, 2013:

Net earnings for the six months ended June 30, 2013 totaled $1.1 million, a $1.0 million decrease from the $2.1 million in net earnings reported for the June 2012 period.  The decrease in net earnings reflects a decrease in net interest income of $385,000 and a decrease in other income of $665,000 and an increase in general, administrative and other expense of $354,000, which were partially offset by a decrease of $60,000 in the provision for losses on loans and a decrease in the provision for federal income taxes of $310,000.

Total interest income decreased $1.0 million, or 9.9%, to $9.9 million for the six months ended June 30, 2013, from the comparable period in 2012.   Interest income on loans decreased $1.4 million, or 14.9%, to $8.0 million during the 2013 period from $9.4 million for the 2012 period.  This decrease was due primarily to a $37.1 million decrease in the average balance of loans outstanding and by a 27 basis point decrease in the average yield to 4.79% from 5.06% in the 2013 period.  Interest income on mortgage-backed securities decreased $28,000, or 25.5%, to $82,000 for the six months ended June 30, 2013, from $110,000 for the 2012 period, due primarily to a 17 basis point decrease in the average yield and a $2.0 million decrease in the average balance of securities outstanding period to period.  Interest income on investment securities increased $332,000, or 25.3%, to $1.6 million for the six months ended June 30, 2013, compared to $1.3 million for the same period in 2012, due primarily to an increase of $40.9 million, or 29.2%, in the average balance of investment securities outstanding, which was partially offset by a 5 basis point decrease in the average yield to 1.82% for the 2013 period. Interest income on other interest-earning deposits increased $9,000, or 4.8%, to $196,000 for the six months ended June 30, 2013, as compared to the same period in 2012.

Interest expense decreased $703,000, or 23.7%, to $2.3 million for the six months ended June 30, 2013, from $3.0 million for the same period in 2012.  Interest expense on deposits decreased by $591,000, or 23.8%, to $1.9 million from $2.5 million, due primarily to a $13.2 million decrease in the average balance outstanding, which was partially offset by 22 basis point decrease in the average costs of deposits to 0.78% during the 2013 period.  Interest expense on borrowings decreased by $112,000, or 22.9%, due primarily to a $6.4 million, or 21.9%, decrease in the average balance outstanding and a 5 basis point decrease in the average cost of borrowings.

As a result of the foregoing changes in interest income and interest expense, net interest income decreased by $385,000, or 4.8%, to $7.7 million for the six months ended June 30, 2013.  The average interest rate spread decreased 10 basis points to 2.84% for the six months ended June 30, 2013 from 2.94% for the six months ended June 30, 2012.  The net interest margin decreased to 2.88% for the six months ended June 30, 2013 from 2.97% for the six months ended June 30, 2012.

For the six months ended June 30, 2013, the company recorded a provision for losses on loans of $340,000, as compared to $400,000 for the six months ended June 30, 2012.  The decrease in the loan loss provision reflects a decrease in the loan portfolio of $6.4 million and a decrease of $1.7 million in non-performing originated loans from December 31, 2012.

Other income decreased $665,000, or 30.9%, to $1.5 million for the six months ended June 30, 2013, compared to the same period in 2012, due primarily to an increase of $255,000 in the loss on sale of office premises and equipment, a decrease in the gain on sale of loans of $127,000 and the absence during the 2013 period of a gain on death benefits from life insurance of $481,000.

General, administrative and other expense increased $354,000, or 5.0%, to $7.4 million for the six months ended June 30, 2013, from $7.0 million for the comparable period in 2012.  The increase is a result of an increase of $169,000 in employee compensation and benefits, an increase of $88,000 in real estate owned loss expense and an increase of $98,000 in legal and professional expense.  The increase in compensation expense is due to an increase in the number of employees, salary increases and resulting benefits.  The increase in real estate owned loss expense is a result of the impairment of five properties acquired through foreclosure based on updated appraised values.  The increase in legal and professional expense is due to fees paid to resolve delinquent loans and foreclosure properties.

The provision for federal income taxes decreased $310,000, or 44.5%, for the six months ended June 30, 2013.   The effective tax rate for the six months ended June 30, 2013 was 26.8%.

Financial Condition Changes at June 30, 2013 and December 31, 2012:

At June 30, 2013, total assets were $598.3 million, compared with $632.0 million at December 31, 2012.  Total assets decreased $33.7 million, or 5.3%, primarily due to the decrease in investment securities of $31.5 million and a decrease in loans receivable of $6.4 million.  The decrease in investment securities was a result of maturities of $106.2 million and an increase in the unrealized loss on securities designated as available for sale of $8.0 million, which was offset by purchases of investment securities designated as available for sale totaling $80.9 million and purchases of corporate securities of $1.9 million.  The decrease in loans receivable resulted from the sale of loans in the secondary market of $27.8 million and principal repayments of $38.6 million, which was partially offset by loan originations of $61.8 million.

Total liabilities were $504.6 million at June 30, 2013, a decrease of $19.5 million, or 3.7% compared to $524.1 million at December 31, 2012.  The decrease in total liabilities is a result of a decrease of $13.3 million, or 2.7% in total deposits which totaled $477.4 million at June 30, 2013, as compared to $490.6 million at December 31, 2012.  Advances from the Federal Home Loan Bank of Cincinnati decreased by $3.1 million, or 12.8%, to $21.2 million at June 30, 2013, from $24.3 million at December 31, 2012.  The decrease is a result of approximately $3.1 million in repayments during the six months ended June 30, 2013.

Shareholders’ equity at June 30, 2013 was $93.7 million, a decrease $14.2 million, or 13.2%, from December 31, 2012.  The decrease primarily resulted from purchasing 759,654 shares at an average price of $11.22 per share through the stock buyback program for a total cost of $8.6 million, dividend payments on common stock of $1.3 million and an increase in the unrealized loss on securities designated as available for sale of $5.5 million, which was partially offset by net income of $1.1 million.  At June 30, 2013, tangible book value was $12.03 as compared to $12.68 at December 31, 2012.

Cheviot Financial Corp.
SUMMARIZED
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION AND
CONSOLIDATED STATEMENTS OF INCOME

	For the Six Months Ended
	(Unaudited)	(Unaudited)
	6/30/2013	6/30/2012
Selected Operating Data:
Total interest income	$9,941	$11,029
Total interest expense	2,264	2,967
Net interest income	7,677	8,062
Provision for losses on loans.	340	400
Net interest income after provision for losses on loans	7,337	7,662
Total other income	1,489	2,154
Total general, administrative and other expense	7,383	7,029
Earnings before income taxes	1,443	2,787
Federal income taxes	387	697
Net earnings	$1,056	$2,090

Earnings per share – basic and diluted	$0.15	$0.28

Cheviot Financial Corp.

SUMMARIZED
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION AND
CONSOLIDATED STATEMENTS OF INCOME (CONTINUED)

The following tables set forth selected financial and other data of Cheviot Financial Corp. at the dates and for the periods presented.

	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
	6/30/2013	3/31/2013	12/31/2012	9/30/2012	6/30/2012
ASSETS:	(In thousands)
Cash and cash equivalents	$28,656	$48,588	$25,114	$35,357	$38,571
Investment securities available for sale	164,450	167,583	195,963	191,039	170,047
Mortgage-backed securities available for sale	5,278	5,576	6,029	6,386	6,706
Mortgage-backed securities held to maturity – at cost	3,363	3,479	3,581	3,730	3,886
Loans receivable, net (1)	333,983	333,447	340,414	343,836	361,328
Other assets	62,564	61,577	60,881	53,086	53,623
Total Assets	$598,294	$620,250	$631,982	$633,434	$634,161

LIABILITIES:
Deposits	$477,381	$486,207	$490,646	$494,929	$495,705
Advances from the Federal Home Loan Bank	21,197	22,331	24,314	25,399	26,854
Other liabilities	6,012	6,526	9,122	5,728	4,263
Total Liabilities	504,590	515,064	524,082	526,056	526,822
Total Shareholders’ equity	93,704	105,186	107,900	107,378	107,339
Total Liabilities & Shareholders’ equity	$598,294	$620,250	$631,982	$633,434	$634,161

	For the Three Months Ended
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	6/30/2013	3/31/2013	12/31/2012	9/30/2012	6/30/2012
	(In thousands, except per share data)

Total interest income	$4,860	$5,081	$5,292	$5,368	$5,472
Total interest expense	1,103	1,160	1,271	1,363	1,443
Net interest income	3,757	3,921	4,021	4,005	4,029
Provision for losses on loans	285	55	290	590	250
Net interest income after provision for losses on loans	3,472	3,866	3,731	3,415	3,779
Total other income	542	947	1,035	1,136	1,179
Total general, administrative and other expense	3,696	3,687	3,674	3,858	3,443
Earnings before income taxes	318	1,126	1,092	693	1,515
Federal income taxes	53	335	327	194	307
Net earnings	$265	$791	$765	$499	$1,208

Earnings per share – basic and diluted	$0.04	$0.11	$0.10	$0.07	$0.16
(1)	Includes loans held for sale, net of allowance for loan losses and deferred loan costs.

Cheviot Financial Corp.
SELECTED FINANCIAL AND OTHER DATA

	For the Three Months Ended
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	6/30/2013	3/31/2013	12/31/2012	9/30/2012	6/30/2012

Selected Financial Ratios and Other Data:(1)
Performance Ratios:
Return on average assets	0.17%	0.51%	0.48%	0.31%	0.76%
Return on average equity	1.02	2.93	2.83	1.84	4.53
Average equity to average assets	16.87	17.30	17.09	17.03	16.69
Net interest margin (2)	2.86	2.91	2.88	2.89	2.94
Interest rate spread (2)	2.82	2.86	2.82	2.82	2.90
Average interest-earning assets to average
interest-bearing liabilities	104.43	105.84	107.61	106.35	104.01
Total general, administrative and other expenses
to average total assets	2.40	2.36	2.32	2.43	2.16
Efficiency ratio (3)	85.97	75.74	72.67	75.04	66.11

Other Financial Ratios:
Basic earnings per share	$0.04	$0.11	$0.10	$0.07	$0.16
Diluted earnings per share	$0.04	$0.11	$0.10	$0.07	$0.16
Tangible book value per common share	$12.03	$12.72	$12.68	$12.67	$12.66
Shares outstanding	6,836,903	7,363,326	7,596,557	7,596,557	7,596,557
Weighted average shares	6,905,946	7,300,012	7,348,785	7,348,351	7,348,351
Weighted average diluted shares	6,913,638	7,306,700	7,354,823	7,355,046	7,356,032

Asset Quality Ratios:
Nonperforming loans as a percent of net loans (4)	2.88%	3.59%	3.14%	3.36%	3.86%
Nonperforming assets as a percent of total assets (4)	2.43	2.67	2.32	2.42	2.79
Allowance for loan losses as a percent of net loans	0.46	0.48	0.63	0.58	0.44
Allowance for loan losses as a percent of nonperforming assets (4)	10.52	9.71	14.73	13.05	9.03
Allowance for loan losses as a percent of net originated loans (5)	0.55	0.59	0.81	0.79	0.76
Allowance for loan losses as a percent of net purchased loans (5)	0.43	0.45	0.54	0.41	-
Allowance for loan losses as a percent of originated non-performing assets (5)	15.21	14.23	19.41	17.75	17.15
Allowance for loan losses as a percent of purchased non-performing assets (6)	9.58	9.85	11.17	8.70	-
Net charge-offs to average loans	0.11	0.18	0.17	0.14	0.09

Regulatory Capital Ratios:
Tangible capital	13.31%	12.77%	12.39%	12.56%	12.45%
Core capital	13.31	12.77	12.39	12.56	12.45
Risk-based capital	25.67	25.30	25.60	26.31	25.48

Number of:
Banking offices	12	12	12	12	12

(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the periods.
(2)
Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average rate on interest-bearing liabilities.  Net interest margin represents net interest income as a percentage of average interest-earning assets.

(3)	Efficiency ratio represents the ratio of general, administrative and other expenses divided by the sum of net interest income and total other income.
(4)
Nonperforming loans consist of non-accrual loans and accruing loans greater than 90 days delinquent, while nonperforming assets consist of non-performing loans and real estate acquired through foreclosure.  Includes non-performing assets acquired from First Franklin Corporation.

(5)
Ratios exclude the effects of loans and non-performing assets acquired from First Franklin Corporation, as such purchased loans and assets are recorded at fair value at the time of acquisition, and without the related allowance for loan losses as reflected on the target entity’s financial statements.

(6)	Net purchased loans and non-performing assets includes one-to-four family residential loans without a credit quality discount applied only.

Cheviot Savings Bank was established in 1911 and currently has twelve full-service offices in Hamilton County, Ohio.

# # #

Unaudited financial statements follow.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties. The company undertakes no obligation to update any forward-looking statement.